Energy XXI Gulf Coast, Inc.

Offer to Exchange Newly Issued 16% Second Lien Junior Secured Notes due 2014
(the “Second Lien Notes”) for up to $360 Million Outstanding Principal Amount of 10%
Senior Notes due 2013 (the “Senior Notes”)

and

Solicitation of Consents to Amendments to the Indenture

Expiration Date:	Midnight, New York City time, on October 2, 2009, unless extended.
Early Tender Date:	5:00 p.m., New York City time, on September 18, 2009, unless extended.
Withdrawal Deadline:	5:00 p.m., New York City time, on September 18, 2009, unless extended.

September 4, 2009

To Our Clients:

Enclosed for your consideration is an Confidential Offering Circular and Consent Solicitation Statement dated September 4, 2009 and a Letter of Transmittal and Consent (together, the Confidential Offering Circular and Consent Solicitation Statement and the Letter of Transmittal and Consent are referred to herein as the “Offering Documents”) relating to the offer by Energy XXI Gulf Coast, Inc. (the “Company”) to exchange its 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), for up to $360 million outstanding principal amount of 10% Senior Notes due 2013 (the “Senior Notes”) upon and subject to the terms and conditions set forth in the Offering Documents.

The material relating to the exchange offer and consent solicitation is being forwarded to you as the beneficial owner of Senior Notes carried by us for your account or benefit but not registered in your name. A tender of any Senior Notes may only be made by us as the registered holder and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender Senior Notes held by us for your account and deliver your consent to certain proposed amendments to the indenture under which the Senior Notes were issued (your “Consent”). We urge you to read the Offering Documents carefully before instructing us to tender your Senior Notes and deliver your Consent.

If you wish to tender your Senior Notes and deliver your Consent, your instructions to us should be forwarded as promptly as possible in order to permit us to tender Senior Notes and deliver your Consent in accordance with the provisions of the Offering Documents. The Early Tender Date is 5:00 p.m., New York City time, on September 18, 2009, unless extended. The exchange offer and consent solicitation will expire at Midnight, New York City time, on October 2, 2009, unless extended.

Your tender of Senior Notes may be withdrawn and your Consents may be revoked at any time prior to the Withdrawal Date, but only if the notice of withdrawal and revocation is received timely as described in the Confidential Offering Circular and Consent Solicitation Statement under the caption “Withdrawal of Tenders and Revocation of Consents.”

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offering Documents.

Your attention is directed to the following:

1.	The Company is offering to exchange up to $360 million principal amount of properly tendered (and not validly withdrawn) outstanding Senior Notes that are accepted by the Company for newly issued Second Lien Notes, subject to proration and reduction up to $311 million principal amount of such Senior Notes, depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement as described in the Offering Documents.

2.	In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company: (i) by 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Early Tender Date”), participating holders of Senior Notes will receive $800 principal amount of Second Lien Notes, subject to proration (“Total Consideration”), and (ii) after the Early Tender Date but prior to Midnight, New York City time, on October 2, 2009 (such time and date, as the same may be extended, the “Expiration Date”), participating holders of Senior Notes will receive $750 principal amount of Second Lien Notes, subject to proration (“Exchange Consideration”).

The following table summarizes the Total Consideration payable in the exchange offer for Senior Notes validly tendered prior to the Early Tender Date and not withdrawn and the Exchange Consideration payable in the exchange offer for Senior Notes validly tendered after the Early Tender Date and prior to the Expiration Date and not withdrawn:

				For each $1,000 Principal Amount of Senior Notes Exchanged:
Senior Notes to be Exchanged	CUSIP No.	Outstanding Principal Amount (in millions)	Maximum Acceptance Amount (in millions)	Total Consideration if Tender Occurs Prior to or on the Early Tender Date (Principal Amount of Second Lien Notes)	Exchange Consideration if Tender Occurs After the Early Tender Date (Principal Amount of Second Lien Notes)
10% Senior Notes due 2013	29276KAC5	$621.7*	$360.0	$800	$750

*	Does not include $126.0 million aggregate principal amount of Senior Notes owned by the Company that will be delivered for cancellation concurrently with the closing of the exchange offer and $2.3 million aggregate principal amount of Senior Notes owned by the Company’s affiliates. Such Senior Notes will not be deemed to be outstanding for purposes of determining the consents required to approve the Proposed Amendments (as defined herein).
3.	In conjunction with the exchange offer, the Company is soliciting consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Senior Notes were issued. The Senior Notes were issued under an indenture dated as of June 8, 2007 (the “Senior Notes Indenture”) between the Company, each Guarantor named therein and Wells Fargo Bank, National Association, as trustee. The Proposed Amendments to the Senior Notes Indenture would modify the restrictive covenants and related definitions that limit (i) dividend and other payment restrictions affecting subsidiaries, (ii) the incurrence of indebtedness and issuance of preferred stock, (iii) the granting of liens, and (iv) asset sales. The Proposed Amendments are necessary to permit the issuance of the Second Lien Notes and the related guarantees and for the pledge of the collateral to serve the Second Lien Notes and the related guarantees. Adoption of the Proposed Amendments requires the consent of holders of Senior Notes representing an outstanding principal amount of $311.0 million in outstanding Senior Notes held by persons other than the Company and its affiliates (the “Requisite Consents”). No consideration will be paid for the Consents. The exchange offer is conditioned upon obtaining the Requisite Consents of holders of the Senior Notes. See “Conditions of the Exchange Offer and the Consent Solicitation” in the Confidential Offering Circular and Consent Solicitation Statement. Each holder tendering Senior Notes that are not validly withdrawn will be deemed to have consented to the Proposed Amendments.

Holders may not deliver Consents without tendering their Senior Notes, and holders may not tender their Senior Notes without delivering Consents.

4.	If you desire to tender any Senior Notes and deliver your Consent pursuant to the Confidential Offering Circular and Consent Solicitation Statement, we must receive your instructions in ample time to permit us to effect a tender of such Senior Notes and delivery of such Consent on your behalf by the Early Tender Date to receive the Total Consideration or by the Expiration Date to receive the Exchange Consideration.
5.	The Company’s obligation to consummate the exchange offer and consent solicitation is subject to certain conditions set forth in the Confidential Offering Circular and Consent Solicitation Statement under the caption “Conditions of the Exchange Offer and the Consent Solicitation,” including, among other things, the Minimum Tender Condition, the Supplemental Indenture Condition, the Private Placement Condition and the Bank Condition.
6.	Any transfer taxes incident to the transfer of Senior Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Offering Documents.
7.	This exchange offer constitutes neither an offer to sell nor an offer to purchase nor a solicitation thereof in any jurisdiction in which, or to or from any person from whom, it is unlawful to make such offer under applicable securities or blue sky laws.

If you wish to tender any or all of your Senior Notes held by us for your account or benefit and deliver your Consent pursuant to the Confidential Offering Circular and Consent Solicitation Statement, please so instruct us by completing, executing and returning to us the instruction form that appears below as soon as possible. The accompanying Letter of Transmittal and Consent is furnished to you for informational purposes only and may not be used by you to tender Senior Notes held by us and registered in our name for your account or to deliver your Consent.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer and consent solicitation of the Company with respect to the Senior Notes.

This will instruct you to tender Senior Notes and deliver your Consent with respect to the aggregate principal amount of Senior Notes indicated below pursuant to the terms of and conditions set forth in the Confidential Offering Circular and Consent Solicitation Statement dated September 4, 2009.

The aggregate principal amount of Senior Notes held by you through your account through your account with The Depository Trust Company for the account of the undersigned is:

(Provide appropriate amount below)

$                   aggregate principal amount of Senior Notes

With respect to the Confidential Offering Circular and Consent Solicitation Statement, the undersigned hereby instructs you:

(Check appropriate box below)

☐	To tender $ (provide appropriate amount) principal amount of Senior Notes held by you for the account of the undersigned and deliver your Consent for the account of the undersigned, upon the terms and subject to the conditions set forth in the Confidential Offering Circular and Consent Solicitation Statement and the Letter of Transmittal and Consent.
☐	To not tender any shares of Senior Notes held by you for the account of the undersigned or deliver your Consent for the account of the undersigned.

PLEASE SIGN HERE

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